Exhibit 107

Exhibit Fee Table

Calculation of Filing Fee Tables

SCHEDULE 14A

(Form Type)

Focus Financial Partners Inc.

(Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction		Fee rate	Amount of Filing Fee
Fees to Be Paid	$2,048,720.29	(1)(2)	0.0001102	$225.77	(2)
Fees Previously Paid	$4,626,660,354.29	(3)	0.0001102	$509,857.97	(2)
Total Transaction Valuation	$4,628,709,074.58
Total Fees Due for Filing				$510,083.74
Total Fees Previously Paid				$509,857.97
Total Fee Offsets				$509,857.97	(3)
Net Fee Due				$225.77

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims		PREM 14A	001-38604	April 25, 2023		$509,857.97
Fee Offset Sources	Focus Financial Partners Inc.	PREM 14A	001-38604		April 25, 2023		$509,857.97	(3)

(1)	Aggregate number of securities to which transaction applies: As of May 23, 2023, and taking into account adjustments triggered as a result of the transaction, the maximum number of shares of Class A Common Stock to which this transaction applies is estimated to be 88,694,714, which consists of the following securities that are entitled to receive the per share merger consideration noted in the following clauses: (a) 66,015,587 shares of Class A Common Stock entitled to receive the per share merger consideration of $53.00; (b) 20,147,537 shares of Class A Common Stock underlying outstanding Focus LLC Units that are vested and, with respect to Incentive Units, have a per share Hurdle Amount that is less than $53.00, which will be issued in the Vested Units Exchange and be entitled to receive the per share merger consideration of $53.00, (c) 1,150,479 shares of Class A Common Stock underlying outstanding Company Options that are vested and have a per share exercise price that is less than $53.00, which are entitled to receive the per share merger consideration of $53.00 minus any applicable exercise price, (d) a maximum of 811,984 shares of Class A Common Stock underlying outstanding Company Options that are unvested and have a per share exercise price that is less than $53.00, which will be converted into a contingent cash payment and may be entitled to receive the per share merger consideration of $53.00 minus any applicable exercise price (assuming maximum achievement of all applicable performance conditions), (e) a maximum of 252,158 shares of Class A Common Stock underlying outstanding Company RSUs, which will be converted into a contingent cash payment and may be entitled to receive the per share merger consideration of $53.00 (assuming maximum achievement of all applicable performance conditions) and (f) a maximum of 316,969 shares of Class A Common Stock underlying outstanding Focus LLC Units that are unvested and, with respect to Incentive Units, have a per share Hurdle Amount that is less than $53.00, which will be converted into a contingent cash payment and may be entitled to receive the per share merger consideration of $53.00 (assuming maximum achievement of all applicable performance conditions).

(2)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee, as of May 23, 2023 and taking into account adjustments triggered as a result of the transaction, the underlying value of the transaction was calculated based on the sum of (a) the product of 66,015,587 shares of Class A Common Stock and the per share merger consideration of $53.00, (b) the product of 20,147,537 shares of Class A Common Stock underlying outstanding Focus LLC Units that are vested and, with respect to Incentive Units, have a per share Hurdle Amount that is less than $53.00, and the per share merger consideration of $53.00, (c) the product of 1,150,479 shares of Class A Common Stock underlying outstanding Company Options that are vested and have a per share exercise price that is less than $53.00 and approximately $19.93 (which is the difference between the per share merger consideration of $53.00 and the weighted average exercise price of the Company Options that are vested and have a per share exercise price that is less than $53.00), (d) the product of 811,984 shares of Class A Common Stock underlying Company Options that are unvested and have a per share exercise price that is less than $53.00, and approximately $11.04 (which is the difference between the per share merger consideration of $53.00 and the weighted average exercise price of the Company Options that are unvested and have a per share exercise price that is less than $53.00) (assuming the contingent cash payments in respect of the Company Options vest at maximum achievement of all applicable performance conditions), (e) the product of 252,158 shares of Class A Common Stock underlying outstanding Company RSUs and the per share merger consideration of $53.00 (assuming the contingent cash payments in respect of Company RSUs vest at maximum achievement of all applicable performance conditions) and (f) the product of 316,969 shares of Class A Common Stock underlying outstanding Focus LLC Units that are unvested and, with respect to Incentive Units, have a per share Hurdle Amount that is less than $53.00, and the per share merger consideration of $53.00 (assuming the contingent cash payments in respect of the Focus LLC Units vest at maximum achievement of all applicable performance conditions). In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the sum calculated in the preceding sentence by 0.0001102.

(3)	Focus Financial Partners Inc. previously paid $509,857.97 upon the filing of its Schedule 14A on April 24, 2023 in connection with the transaction reported hereby.